February __, 2014

Aegis Value Fund, a series of Aegis Value Fund, Inc.

6862 Elm Street, Suite 830

McLean, VA 22101

The Aegis Funds
6862 Elm Street, Suite 830
McLean, VA 22101

Ladies and Gentlemen:

I.           Introduction

We have acted as counsel to Aegis Value Fund (the “Acquired Fund”), a series of Aegis Value Fund, Inc., a Maryland corporation (the “Company”) in connection with the Reorganization provided for in the Agreement and Plan of Reorganization and Termination, dated as of [DATE], among Acquired Fund, Aegis Value Fund (the “Acquiring Fund”), a series of The Aegis Funds, a Delaware statutory trust (the “Trust”) and Aegis Financial Corporation (the “Agreement”).  Pursuant to paragraph 6.3(d) of the Agreement, Acquired Fund and Acquiring Fund have each requested our opinion as to certain of the U.S. federal income tax consequences to Acquired Fund, Acquiring Fund and the stockholders of Acquired Fund (the “Acquired Fund Stockholders”) in connection with the Reorganization.  Each capitalized term not defined herein has the meaning ascribed to that term in the Agreement.

II.           Relevant Facts

The Company is registered with the Securities and Exchange Commission as an open-end management investment company under the Investment Company Act of 1940, as amended (the “Act”).  Acquired Fund is a series of the Company.  The Trust is registered with the Securities and Exchange Commission as an open-end management investment company under the Act.  Acquiring Fund is a series of the Trust.

Aegis Value Fund
The Aegis Funds

Aegis Financial Corporation (the “Adviser”) serves as the investment adviser to Acquired Fund and to Acquiring Fund.

The Agreement and the Reorganization have been approved by the Board of Directors of the Company (the “Acquired Fund Board”) on behalf of Acquired Fund and by the Board of Trustees of the Trust (the “Acquiring Fund Board”) on behalf of Acquiring Fund.  The terms and conditions of the Reorganization are set forth in the Agreement.

Pursuant to the Agreement, Acquired Fund will transfer all of its Assets to Acquiring Fund solely in exchange for shares (including fractional shares) of beneficial interest of Acquiring Fund (the “Acquiring Fund Shares”) and the assumption by Acquiring Fund of all the Liabilities of Acquired Fund existing at or after the Effective Time of the Reorganization.  At the Effective Time, Acquired Fund will distribute all of the Acquiring Fund Shares that it receives in connection with the Reorganization to Acquired Fund Stockholders in constructive exchange for all of the then outstanding shares of the stock of Acquired Fund (the “Acquired Fund Shares”), and as soon as practicable thereafter will liquidate and terminate its registration as an investment company and its corporate existence.  Upon completion of the Reorganization, each such Acquired Fund Stockholder will be the owner of full and fractional Acquiring Fund Shares that are equal in value as of the Closing to the value of the Acquired Fund Shares such Acquired Fund Stockholder held prior to the Reorganization.

The investment objective of Acquired Fund is to seek long-term capital appreciation.  In order to accomplish this investment objective, the Fund invests primarily in common stocks that the Adviser, believes are significantly undervalued relative to the market based on fundamental accounting measures including book value (assets less liabilities), revenues, or cash flow.  This strategy is commonly known as a “deep value” investment strategy.  The Acquiring Fund has, and will have after the Reorganization, the same investment objective as the Acquired Fund.

In rendering the opinions set forth below, we have examined the Registration Statement on Form N-14 of Acquiring Fund relating to the Reorganization and such other documents and materials as we have deemed relevant.  For purposes of rendering our opinions, we have relied exclusively, as to factual matters, upon the statements made in that Registration Statement and, with your approval, upon the following assumptions the correctness of each of which have been verified (or appropriately represented) to us by officers of the Company, on behalf of Acquired Fund:

(1)           The Agreement and Reorganization have been duly approved by the Acquired Fund Board.

(2)           Acquired Fund: (a) is a “fund” as defined in Section 851(g)(2) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”); (b) has qualified for treatment as a regulated investment company under Part I of Subchapter M of Chapter 1 of Subtitle A of the Code (a “RIC”) for each taxable year since the commencement of its operations and qualifies for treatment as a RIC during its current taxable year which includes the Effective Time; (c) has invested its assets at all times through the Effective Time in a manner that ensures compliance with the foregoing; and (d) has no earnings and profits accumulated in any taxable year in which it did not qualify as a RIC.

Aegis Value Fund
The Aegis Funds

(3)           The Adviser has operated the business of Acquired Fund in the ordinary course between the date of the Agreement and the Effective Time, including the declaration and payment of customary dividends and other distributions and any other distributions deemed advisable in anticipation of the Reorganization.  Before the Effective Time, Acquired Fund has not (a) disposed of and/or acquired any assets except in the ordinary course of its business as a RIC, or (b) otherwise changed its historic investment policies.

(4)           The Acquired Fund Stockholders will receive no consideration pursuant to the Reorganization other than Acquiring Fund Shares.

(5)           The Acquired Fund Stockholders will pay any expenses incurred by them in connection with the Reorganization.

(6)           The Liabilities of Acquired Fund to be assumed by Acquiring Fund in the Reorganization have been incurred in the ordinary course of Acquired Fund’s business or were incurred by Acquired Fund solely and directly in connection with the Reorganization.

(7)           (a)           To your knowledge, there is no plan or intention of the Acquired Fund Stockholders to redeem, sell or otherwise dispose of (i) any portion of their Acquired Fund Shares before the Reorganization to any person “related,” within the meaning of Section 1.368-1(e)(3) of the Treasury Regulations, to either Acquired Fund or Acquiring Fund or (ii) any portion of the Acquiring Fund Shares they receive in the Reorganization to any person “related,” within such meaning, to Acquiring Fund.

(b)            It is not anticipated that dispositions of those Acquiring Fund Shares at the time of, or immediately after, the Reorganization will exceed the usual rate and frequency of dispositions of Acquired Fund Shares as an open-end investment company.

(c)           It is expected that the percentage of Acquired Fund Shares, if any, that will be disposed of as a result, or at the time, of the Reorganization will be of such amount that will not result in the Reorganization not being conducted on a tax-deferred basis under the Code, and that there will be no extraordinary redemptions of Acquiring Fund Shares immediately following the Reorganization.

(8)           The fair market value of the assets of Acquired Fund transferred to Acquiring Fund will equal or exceed the sum of (a) the amount of Liabilities of Acquired Fund assumed by Acquiring Fund and (b) the amount of Liabilities, if any, to which the transferred assets are subject.

Aegis Value Fund
The Aegis Funds

(9)           There are no pending or, to your knowledge, threatened claims or assessments that have been asserted by or against Acquired Fund, other than any disclosed and reflected in the net asset value of Acquired Fund.

(10)           There are no unasserted claims or assessments against Acquired Fund that are probable of assertion.

(11)           Pursuant to the Reorganization, Acquired Fund will transfer to Acquiring Fund, and Acquiring Fund will acquire, substantially all of the assets of the Acquired Fund.

(12)           Acquired Fund will completely liquidate immediately following the Reorganization.

(13)           There is no intercompany indebtedness between Acquiring Fund and Acquired Fund.

Similarly, with your approval, in rendering the opinions set forth below we have relied upon the following assumptions the correctness of each of which have been verified (or appropriately represented) to us by officers of the Trust, on behalf of the Acquiring Fund:

(1)           The Agreement and Reorganization have been duly approved by the Acquiring Fund Board.

(2)           Acquiring Fund (a) is a newly-formed series of the Trust, (b) prior to the Reorganization, it has not conducted any business or held any assets other than those necessary to facilitate its organization under state law, (c) it has no earnings and profits accumulated in any taxable year, (d) it has no liabilities, and (e) it has no shareholders other than the Adviser which acquired such shares in order to facilitate the organization of the Acquiring Fund under state law.

(3)           Acquiring Fund has no plan or intention to issue additional Acquiring Fund Shares following the Reorganization except for Acquiring Fund Shares issued in the ordinary course of its business as an open-end investment company; nor does Acquiring Fund, or any person “related” (within the meaning of Section 1.368-1(e)(3) of the Treasury Regulations) to Acquiring Fund, have any plan or intention to acquire, during the five (5) year period beginning at the Effective Time, either directly or through any transaction, agreement, or arrangement with any other person, any Acquiring Fund Shares issued to Acquired Fund Stockholders pursuant to the Reorganization, except for redemptions in the ordinary course of such business as required by Section 22(e) of the Act.

(4)           There is no plan or intention for Acquiring Fund to be dissolved or merged into another business trust or a corporation or any “fund” thereof, as defined in Code Section 851, following the Reorganization.

Aegis Value Fund
The Aegis Funds

(5)           The fair market value of the Acquiring Fund Shares each Acquired Fund Stockholder receives in connection with the Reorganization will be equal to the fair market value of the Acquired Fund Shares such Acquired Fund Stockholder surrenders in exchange therefor.

III.           Relevant Law

A corporation which is a “party to a reorganization” will not recognize gain or loss if it exchanges property pursuant to a plan of reorganization solely for stock or securities of another corporation which is a party to the reorganization.1  Likewise, the shareholders of a corporation which is a party to a reorganization will not recognize gain or loss if they exchange stock or securities of such corporation solely for stock or securities in such corporation or another corporation which is a party to the reorganization in pursuance of the plan of reorganization.2

In order to be a treated as a “reorganization,” a transaction must satisfy certain statutory requirements contained in Code Section 368.

Code Section 368(a)(1)(F) provides that a “reorganization” includes “a mere change in identity, form, or place of organization of one corporation, however effected.”3

The Reorganization will consist of a transfer of all or substantially all of the assets of Acquired Fund, a series of a Maryland corporation (such series is treated as a separate corporation for U.S. federal income tax purposes), to Acquiring Fund, a series Delaware statutory trust treated as a corporation for federal income tax purposes (such series is treated as a separate corporation for U.S. federal income tax purposes), in exchange solely for shares of beneficial interest of Acquiring Fund, which will then be distributed to the Acquired Fund Stockholders.  A reorganization described in Code Section 368(a)(1)(F) that is also described in another subsection of Section 368(a)(1) will be treated as described only in Section 368(a)(1)(F).4  Therefore, the Reorganization will satisfy the statutory language of Code Section 368(a)(1)(F) to be treated as a “reorganization.”

A reorganization under Code Section 368(a)(1)(F) is not required to satisfy the “continuity of business enterprise” or “continuity of interest” requirements established by judicial doctrine and Treasury Regulations.5

1  Code § 361.

2  Code § 354.

3  It is noted that Proposed Treasury Regulations Section 1.368-2(m) provides requirements for a reorganization to qualify under Section 368(a)(1)(F).  Although these regulations are not effective until finalized, we note that the Reorganization would satisfy the requirements of these regulations if they were final.

4  Rev. Rul. 57-276, 1957-1 CB 126.

5  Treas. Reg. § 1.368-2(a).

Aegis Value Fund
The Aegis Funds

Code Section 381(a) provides that in the case of a reorganization described under Section 368(a)(1)(F), the acquiring corporation will succeed to certain items of the acquired corporation, including capital loss carryovers.  Code Section 381(b) provides that the taxable year of a corporation in a reorganization described in Code Section 368(a)(1)(F) does not close.

IV.           Opinions

Based upon the foregoing and upon our review of the Code, the Treasury Regulations promulgated under the Code, published Revenue Rulings, Revenue Procedures and other published pronouncements of the IRS, the published opinions of the U.S. Tax Court and other U.S. federal courts, and such other authorities as we consider relevant, each as they exist as of the date hereof, we are of the opinion that, for federal income tax purposes:

(1)           Acquiring Fund’s acquisition of the Assets in exchange solely for Acquiring Fund Shares and its assumption of the Liabilities, followed by Acquired Fund’s distribution of Acquiring Fund Shares to the Acquired Fund Stockholders actually or constructively in exchange for their Acquired Fund Shares, will constitute a “reorganization” described in Code Section 368(a)(1)(F), and each of Acquiring Fund and Acquired Fund will be “a party to a reorganization” (within the meaning of Code Section 368(b)).

(2)           Neither Acquired Fund nor Acquiring Fund will recognize any gain or loss upon the transfer of the Assets to Acquiring Fund in exchange solely for Acquiring Fund Shares and Acquiring Fund’s assumption of the Liabilities or on the subsequent distribution (whether actual or constructive) of those Acquiring Fund Shares to Acquired Fund Stockholders in exchange for their Acquired Fund Shares.

(3)           Acquiring Fund’s tax basis in each Asset will be the same as Acquired Fund’s tax basis therein immediately before the Reorganization, and Acquiring Fund’s holding period for each Asset will include Acquired Fund’s holding period therefor.

(4)           No Acquired Fund Stockholder will recognize any gain or loss on the exchange of all its Acquired Fund Shares solely for Acquiring Fund Shares pursuant to the Reorganization.

(5)           An Acquired Fund Stockholder’s aggregate tax basis in the Acquiring Fund Shares such Acquired Fund Stockholder receives in the Reorganization will be the same as the aggregate tax basis in the Acquired Fund Stockholder’s Acquired Fund Shares such Acquired Fund Stockholder actually or constructively surrenders in exchange for those Acquiring Fund Shares, and such Acquired Fund Stockholder’s holding period for those Acquiring Fund Shares will include, in each instance, such Acquired Fund Stockholder’s holding period for those Acquired Fund Shares, provided the Acquired Fund Stockholder holds them as capital assets at the Effective Time.

Aegis Value Fund
The Aegis Funds

(6)           The Reorganization will not result in the termination of the Acquired Fund’s taxable year and the Acquiring Fund will succeed to and take into account the items of Acquired Fund (e.g., the capital loss carryovers of Acquired Fund), if any, described under Code Section 381(c).

Because our opinion is based upon current law, no assurance can be given that existing U.S. federal income tax laws will not be changed by future legislative or administrative or judicial interpretation, any of which could affect the opinion expressed above.  This opinion is provided to you in connection with the Reorganization.  This opinion may not be quoted or relied upon by any other person or entity, or for any other purpose, without our prior written consent.

Very truly yours,

SK 23261 0002 1425164 v2